Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

SECOND QUARTER

2010 RESULTS

Contact: Melissa Plaisance (925) 467-3136

Christiane Pelz (925) 467-3832

Pleasanton, CA – July 22, 2010

Results From Operations

Safeway Inc. today reported net income of $141.3 million ($0.37 per diluted share) for the second quarter of 2010 compared to $238.6 million ($0.57 per diluted share) for the second quarter of 2009. The second quarter of 2009 included a $57.8 million tax benefit ($0.14 per diluted share) from the resolution of a tax matter.

“Our second quarter results were in line with our expectations, and we are encouraged by our volume trends in the quarter,” said Steve Burd, Chairman, President and CEO. “However, deflation continues in price per item and is not expected to significantly improve until the fourth quarter. As a result, we have lowered our expectations for the balance of the year.”

Sales and Other Revenue

Total sales were $9.5 billion in the second quarter of 2010, essentially flat compared to $9.5 billion in the second quarter of 2009. A higher Canadian exchange rate and higher fuel sales were largely offset by a 2.5% decline in identical-store sales, excluding fuel.

Gross Profit

Gross profit declined 32 basis points to 28.55% of sales in the second quarter of 2010 compared to 28.87% of sales in the second quarter of 2009. This decline was largely the result of investments in price carried forward from the second half of fiscal 2009 and increased advertising. Fuel sales had almost no impact on the decline in gross profit margin.

Operating and Administrative Expense

Operating and administrative expense increased 46 basis points to 25.55% of sales in the second quarter of 2010 from 25.09% of sales in the second quarter of 2009. Excluding the 31 basis point impact of higher fuel sales in the second quarter of 2010, operating and administrative expense margin increased 77 basis points. This increase was largely the result of deflation coupled with expected increases in wages and benefits, including a $14.5 million employee buyout in the second quarter of 2010. Excluding the 16 basis point impact of the employee buyout, operating and administrative expense margin, excluding fuel, increased 61 basis points.

Interest Expense

Interest expense declined to $69.2 million in the second quarter of 2010 from $77.2 million in the second quarter of 2009 due to lower average borrowings and lower average interest rates.

Income Taxes

Income tax expense was 35.3% of pre-tax income in the second quarter of 2010 compared to 15.9% in the second quarter of 2009. The income tax rate in 2009 was lower due to a benefit of $57.8 million from the favorable resolution of a tax matter.

24-Week Results

Net income for the first 24 weeks of 2010 was $237.3 million ($0.61 per diluted share) compared to $382.8 million ($0.90 per diluted share) in the first 24 weeks of 2009.

The gross profit margin was 28.48% in the first 24 weeks of 2010 compared to 28.80% in the first 24 weeks of 2009. Operating and administrative expense margin was 25.83% in the first 24 weeks of 2010 compared to 25.38% in the first 24 weeks of 2009.

Guidance

Safeway is updating guidance for the year to $1.50 to $1.70 earnings per diluted share and non-fuel ID sales of -1.0% to -1.5%. The company continues to expect cash capital expenditures of approximately $0.9 to $1.0 billion and free cash flow of $0.9 to $1.1 billion.

Stock Repurchases

During the second quarter of 2010, Safeway purchased 7.1 million shares of its common stock at an average price of $23.76 per share and a total cost of $169.4 million (including commissions). The remaining board authorization for stock repurchases at quarter-end was approximately $1.0 billion.

Capital Expenditures

Safeway invested $192.1 million in capital expenditures in the second quarter of 2010. The company opened five new stores, completed 17 Lifestyle remodels and closed five stores. For the year, Safeway plans to invest $0.9 to $1.0 billion in capital expenditures, open approximately 15 new Lifestyle stores and complete approximately 60 Lifestyle remodels.

Cash Flow

Net cash flow provided by operating activities was $309.1 million in the first 24 weeks of 2010 compared to $684.1 million in the first 24 weeks of 2009. This was primarily due to a decline in third-party gift card payables, net of receivables, lower net income and increased income tax payments.

Net cash flow used by investing activities declined to $393.6 million in the first 24 weeks of 2010 from $461.2 million in the first 24 weeks of 2009 because of reduced capital expenditures.

Net cash flow provided by financing activities increased to $155.6 million in the first 24 weeks of 2010 from a use of $392.8 million in the first 24 weeks of 2009 due primarily to a net increase in borrowings.

About Safeway

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,712 stores in the United States and Canada. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing second quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 8:00 a.m. PT on July 22, 2010. Click on Upcoming Events to access the call. A replay will be available via webcast for approximately one week following the conference call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, sales, capital expenditures, free cash flow, Lifestyle stores, deflation, and financial and operating results. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk subsidiary; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	June 19, 2010	June 20, 2009	June 19, 2010	June 20, 2009
Sales and other revenue	$9,519.5	$9,462.1	$18,846.6	$18,698.5
Cost of goods sold	(6,801.8)	(6,730.6)	(13,479.3)	(13,314.1)

Gross profit	2,717.7	2,731.5	5,367.3	5,384.4
Operating and administrative expense	(2,432.5)	(2,373.9)	(4,867.6)	(4,745.3)

Operating profit	285.2	357.6	499.7	639.1
Interest expense	(69.2)	(77.2)	(138.9)	(155.4)
Other income, net	2.4	3.3	5.7	4.5

Income before income taxes	218.4	283.7	366.5	488.2
Income taxes	(77.1)	(45.1)	(129.4)	(105.4)

Net income before allocation to noncontrolling interests	141.3	238.6	237.1	382.8
Add noncontrolling interests	—	—	0.2	—

Net income attributable to Safeway Inc.	141.3	238.6	237.3	382.8

Income per common share attributable to Safeway Inc.:
Basic earnings per share	$0.37	$0.57	$0.62	$0.90

Diluted earnings per share	$0.37	$0.57	$0.61	$0.90

Weighted average shares outstanding:
Basic	383.6	421.1	385.7	424.6

Diluted	385.7	422.3	387.9	425.7

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	June 19, 2010	Year-end 2009
ASSETS
Current assets:
Cash and equivalents	$547.2	$471.5
Receivables	458.0	522.4
Merchandise inventories	2,632.9	2,508.9
Prepaid expense and other current assets	475.0	322.5

Total current assets	4,113.1	3,825.3
Total property, net	10,089.9	10,282.7
Goodwill	428.1	426.6
Investment in unconsolidated affiliate	174.4	169.9
Other assets	292.7	259.1

Total assets	$15,098.2	$14,963.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of notes and debentures	$1,009.1	$509.2
Current obligations under capital leases	31.4	31.6
Accounts payable	2,170.8	2,458.9
Accrued salaries and wages	419.9	426.8
Deferred income taxes	103.3	103.1
Other accrued liabilities	603.0	708.2

Total current liabilities	4,337.5	4,237.8
Long-term debt:
Notes and debentures	3,837.3	3,874.3
Obligations under capital leases	471.9	486.6

Total long-term debt	4,309.2	4,360.9
Deferred income taxes	175.1	150.5
Pension and postretirement benefit obligations	650.1	635.4
Accrued claims and other liabilities	656.1	632.6

Total liabilities	10,128.0	10,017.2
Stockholders’ equity
Common stock: par value $0.01 per share; 1,500 shares authorized; 597.1 and 592.6 shares issued	6.0	5.9
Additional paid-in capital	4,299.5	4,212.4
Treasury stock at cost; 215.5 and 204.3 shares	(5,931.1)	(5,661.8)
Accumulated other comprehensive income (loss)	36.7	(13.8)
Retained earnings	6,556.5	6,403.7

Total Safeway Inc. equity	4,967.6	4,946.4
Noncontrolling interests	2.6	—

Total equity	4,970.2	4,946.4

Total liabilities and stockholders’ equity	$15,098.2	$14,963.6

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	24 Weeks Ended
	June 19, 2010	June 20, 2009
OPERATING ACTIVITIES
Net income before allocation to noncontrolling interests	$237.1	$382.8
Add noncontrolling interests	0.2	—
Reconciliation to net cash flow provided by operating activities:
Depreciation expense	538.6	532.7
Property impairment charges	30.8	25.4
Share-based employee compensation	26.2	27.4
Excess tax benefit from exercise of stock options	(0.7)	—
Equity in earnings of unconsolidated affiliate	(4.5)	(2.9)
Net pension and post-retirement benefit expense	57.7	67.7
Contributions to pension and post-retirement plans	(8.7)	(13.0)
Loss on property retirements and lease exit costs	14.0	13.6
Increase (decrease) in accrued claims and other liabilities	29.4	(2.8)
Amortization of deferred finance costs	2.2	2.2
Deferred income taxes	—	10.3
Other	(0.1)	13.3
Changes in working capital items:
Receivables	21.1	20.4
Inventories at FIFO cost	(116.5)	(36.7)
Prepaid expenses and other current assets	(79.5)	(61.1)
Income taxes	(95.9)	12.0
Payables and accruals	13.8	(121.0)
Payables related to third-party gift cards, net of receivables	(356.1)	(186.2)

Net cash flow provided by operating activities	309.1	684.1

INVESTING ACTIVITIES
Cash paid for property additions	(384.7)	(445.6)
Proceeds from sale of property	15.4	6.0
Other	(24.3)	(21.6)

Net cash flow used by investing activities	(393.6)	(461.2)

FINANCING ACTIVITIES
Additions to (payments on) short-term borrowings	0.5	(0.5)
Additions to long-term borrowings	538.9	530.5
Payments on long-term borrowings	(105.9)	(602.7)
Purchase of treasury stock	(268.6)	(250.3)
Dividends paid	(77.6)	(70.9)
Net proceeds from exercise of stock options	68.2	1.3
Excess tax benefit from exercise of stock options	0.7	—
Other	(0.6)	(0.2)

Net cash flow provided (used) by financing activities	155.6	(392.8)

Effect of changes in exchange rate on cash	4.6	6.5
Increase (decrease) in cash and equivalents	75.7	(163.4)
CASH AND EQUIVALENTS
Beginning of period	471.5	382.8

End of period	$547.2	$219.4

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended			24 Weeks Ended
	June 19, 2010		June 20, 2009	June 19, 2010	June 20, 2009
Cash capital expenditures	$192.1		$202.1	$384.7	$445.6
Stores opened	5		1	5	2
Stores closed	5		3	18	6
Lifestyle remodels completed	17		36	26	46
Stores at end of period	1,712		1,735
Square footage (in millions)	79.5		80.4
Fuel sales	$728.4		$620.7	$1,377.9	$1,125.3
Number of fuel stations at end of period	391		384
Increase (decrease) in sales from change in Canadian exchange rate	$182.9		$(216.4)	$418.9 $	(517.8)

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 19, 2010		A Year Ended January 2, 2010	B 24 Weeks Ended June 19, 2010	C 24 Weeks Ended June 20, 2009
Net (loss) income attributable to Safeway Inc.	$(1,243.0)		$(1,097.5)	$237.3	$382.8
Add (subtract):
Income taxes	168.2		144.2	129.4	105.4
Interest expense	315.2		331.7	138.9	155.4
Depreciation	1,177.1		1,171.2	538.6	532.7
Goodwill impairment charge	1,974.2		1,974.2	—	—
LIFO income	(35.2)		(35.2)	—	—
Share-based employee compensation	60.5		61.7	26.2	27.4
Property impairment charges	79.1		73.7	30.8	25.4
Equity in earnings of unconsolidated affiliate	(10.1)		(8.5)	(4.5)	(2.9)
Dividend from unconsolidated affiliate	5.8		5.8	—	—

Adjusted EBITDA	$2,491.8		$2,621.3	$1,096.7	$1,226.2

Total debt at June 19, 2010	$5,349.7
Less cash and equivalents in excess of $75.0 at June 19, 2010	472.2

Adjusted Debt	$4,877.5

Adjusted EBITDA as a multiple of interest expense	7.91	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x
Adjusted Debt to Adjusted EBITDA	1.96	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 19, 2010	A Year Ended January 2, 2010	B 24 Weeks Ended June 19, 2010	C 24 Weeks Ended June 20, 2009
Net cash flow provided by operating activities	$2,174.7	$2,549.7	$309.1	$684.1
Add (subtract):
Income taxes	168.2	144.2	129.4	105.4
Interest expense	315.2	331.7	138.9	155.4
Amortization of deferred finance costs	(4.8)	(4.8)	(2.2)	(2.2)
Excess tax benefit from exercise of stock options	0.8	0.1	0.7	—
Deferred income taxes	152.4	142.1	—	(10.3)
Net pension and post-retirement benefit expense	(130.2)	(140.2)	(57.7)	(67.7)
Contributions to pension and post-retirement plans	20.1	24.4	8.7	13.0
Accrued claims and other liabilities	2.2	34.4	(29.4)	2.8
Loss on property retirements and lease exit costs	(13.1)	(12.7)	(14.0)	(13.6)
Dividend received from unconsolidated affiliate	5.8	5.8	—	—
Changes in working capital items	(186.2)	(426.7)	613.1	372.6
Other	(13.3)	(26.7)	0.1	(13.3)

Adjusted EBITDA	$2,491.8	$2,621.3	$1,096.7	$1,226.2

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW*

	12 Weeks Ended		24 Weeks Ended
	June 19, 2010	June 20, 2009	June 19, 2010	June 20, 2009
Net cash flow provided by operating activities, as reported	$551.1	$835.1	$309.1	$684.1
Increase (decrease) in payables related to third-party gift cards, net of receivables	(20.2)	(30.9)	356.1	186.2

Net cash flow from operating activities, as adjusted	530.9	804.2	665.2	870.3
Net cash flow used by investing activities	(200.9)	(208.4)	(393.6)	(461.2)

Free cash flow	$330.0	$595.8	$271.6	$409.1

	Forecasted Range Fiscal 2010
Net cash flow from operating activities, as adjusted	$1,900.0	$2,000.0
Net cash flow used by investing activities	(1,000.0)	(900.0)

Free cash flow	$900.0	$1,100.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less Safeway’s commission, to card partners. Because this cash flow is temporary it is not available for other uses, and is therefore excluded from the company’s calculation of free cash flow.

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Unaudited)

TABLE 5: SAME-STORE SALES

	Second Quarter 2010
	Comparable- Store Sales Decreases	Identical- Store Sales Decreases*

As reported	-1.0%	-1.2%
Excluding fuel sales	-2.3%	-2.5%

*	Excludes replacement stores.